Exhibit 99.1
HealthFitness Announces 2007 Fourth Quarter and Full—Year Results
Fourth Quarter 2007 Highlights
•	Total revenue increased 13 percent

•	Health management segment revenue grew 33 percent

•	Revenue mix shifted to 44 percent health management and 56 percent fitness management from 38 percent health management and 62 percent fitness management in Q4 2006

•	Secured six health management commitments and generated 24 new health management requests for proposal (RFPs), compared to four commitments and 15 RFPs in Q4 2006

•	Added one fitness management commitment and generated six new fitness management RFPs, compared to five commitments and nine RFPs in Q4 2006
2007 Full—Year Highlights
•	Total revenue increased 10 percent

•	Health management segment revenue grew 29 percent

•	Made additional strategic investments in infrastructure, technology and staffing

•	Received an annual record of 141 RFPs, surpassing 2006 RFP levels by 74 percent
Minneapolis (March 5, 2008) — Health Fitness Corporation (OTC BB: HFIT), a leading provider of integrated employee health and productivity management solutions, today announced financial results for the fourth quarter and full year ended December 31, 2007.
For the fourth quarter, revenue increased 12.5 percent to $19.2 million, from $17.1 million for the same period in 2006. Gross profit during the quarter was $5.2 million, compared to $4.6 million during the year-ago period.
Operating income totaled $0.40 million for the quarter compared to $0.61 million for the same period in 2006. Net earnings applicable to common shareholders totaled $0.21 million versus $0.46 million in the prior-year period. Net earnings per diluted share totaled to $0.01 for the quarter compared to net earnings per diluted share of $0.02 for the same period last year.
“The 2007 fourth quarter capped an important transition year for our company and we are pleased with our progress. We witnessed solid revenue expansion—especially in our health management segment—ongoing recovery in sequential revenue levels in our fitness management segment, and significant growth in our new-business pipeline,” said Gregg Lehman, Ph.D., president and chief executive officer. “Health care costs are one of the largest expenses facing employers today and we are committed to delivering solutions that help corporate America contain these costs through a 21st century health benefit design. To that end, we made additional strategic investments during the quarter in our infrastructure, our technology platform and our talent, which we believe are vital to capitalizing on this trend. We carry significant momentum into 2008 and are poised to expand revenue and margin levels this year and beyond.”
Operating expenses as a percent of revenue were 25.1 percent, versus 23.3 percent for the same period last year. This increase is primarily due to higher salary and other operating expenses related to workforce additions, which were planned investments the company made to better manage current and forecasted future business growth.
Fourth Quarter Commitments and RFPs
During the quarter, the company secured six new health management commitments and one new fitness management commitment compared to four health management and five fitness management commitments in the fourth quarter of 2006. Additionally, during the quarter, the company received 24 new RFPs for health management services and six new RFPs for fitness management services, compared to 15 health management and nine fitness management RFPs during the fourth quarter of 2006. The potential annualized revenue that may be realized from Q4 2007 health and fitness management commitments is $1.3 million and $0.2 million, respectively. This total of $1.5 million will be offset by a potential annualized revenue loss of $2.1 million from fitness and health management contract cancellations. Of this potential annualized revenue loss of $2.1 million, $1.8 million represents fitness management contracts and $0.3 million represents health management contracts.
2007 Full-Year Results
For the year ended December 31, 2007, revenue increased 10 percent to $70.0 million, from $63.6 million during 2006. Gross profit increased 11 percent to $19.6 million from $17.6 million in 2006. Gross profit during 2006 includes a $0.3 million benefit related to a refund of workers’ compensation premiums for the 2005 plan year.
Operating income was $1.9 million during 2007, compared to $3.7 million during 2006, reflecting higher expense levels due to key growth investments. Net earnings applicable to common shareholders totaled $0.9 million compared with $1.4 million in 2006. Net earnings per diluted share totaled $0.04 compared to $0.03 for the same period last year.
For 2007, the company received a total of 40 customer commitments. Of this total, health management commitments totaled 33 and fitness management commitments totaled seven. In addition, the company received a total of 141 RFPs. Of this total, health management RFPs totaled 107 and fitness management RFPs totaled 34.
Lehman concluded, “As forecasted, we invested for future growth during 2007. We implemented strategies that we expect will translate into a stronger platform of health and fitness management offerings going forward. We believe that the current level of RFP activity, when combined with our revenue backlog, positions us for growth acceleration in 2008. We believe we will be increasingly successful at leveraging our base of fitness management customers for commitments in our health management platform—a top strategic priority. This sets the stage for 2008, where we will be focused on leveraging our past investments to grow revenue and expand margins.”
On February 4, 2008, the company announced two strategic hires in line with its goal to further improve operating efficiencies and bolster the clinical basis for its health management platform. John Griffin has joined HealthFitness as chief operations officer. Griffin oversees the company’s operations, information technology and account services functions. Griffin brings more than 20 years’ experience in executive leadership of health management and health information technology organizations. And Jim Reynolds, M.D., has joined the company as chief medical officer. Reynolds oversees all clinical aspects of programs and services, including establishment of best-practice standards and use of evidence-based guidelines. He comes to HealthFitness with an accomplished track record in employer-focused health management strategy development, program design and implementation.
Balance Sheet
The company ended 2007 with $1.9 million in cash, nearly double the cash balance at the end of 2006. Working capital at December 31, 2007, totaled $8.5 million, a $2.7 million gain compared to December 31, 2006. At the end of 2007, the company carried no long-term debt and stockholders’ equity totaled $26.5 million.
2007 Fourth Quarter Business Segment Information
Revenue and gross profit information by segment is as follows:
Fitness Management

	(in thousands)
	Q4 2007	Q4 2006
REVENUE
Staffing Services	$9,903	$9,889
Program and Consulting Services	778	781

Total Fitness Mgt	$10,682	$10,670

	Q4 2007	Q4 2006
GROSS PROFIT
Staffing Services	$2,365	$2,187
Program and Consulting Services	277	269

Total Fitness Mgt	$2,642	$2,457

During the 2007 fourth quarter, fitness management segment revenue was relatively flat compared to the same period last year. Within the fitness management segment, revenue levels for staffing services and program and consulting services were also relatively unchanged on a year-over-year basis.
Gross margin for the fitness management segment rose 170 basis points, to 24.7 percent from 23.0 percent during the prior-year period. This is due to slight gross margin increases in both staffing services and program and consulting services resulting from more favorable pricing structures on recent new-business contracts.
Health Management

	(in thousands)
	Q4 2007	Q4 2006
REVENUE
Staffing Services	$4,202	$3,601
Program and Consulting Services	4,352	2,825

Total Health Mgt	$8,554	$6,426

	Q4 2007	Q4 2006
GROSS PROFIT
Staffing Services	$1,016	$747
Program and Consulting Services	1,533	1,384

Total Health Mgt	$2,549	$2,131

During the 2007 fourth quarter, health management segment revenue grew 33.1 percent compared with the same period in 2006. Of this revenue growth, staffing services revenue grew 16.7 percent and program and consulting services revenue grew 54.1 percent compared to the 2006 fourth quarter. The gain in program and consulting services was primarily driven by an increase in biometric screening and health coaching services, in addition to eHealth platform sales and customizations, all of which is attributable to new 2007 contracts.
Gross margin for the health management segment decreased 340 basis points to 29.8 percent, from 33.2 percent for the prior-year period. This stems from lower gross margins for program and consulting services, which were 35.2 percent, versus 49.0 percent last year, offset by a gross margin increase in staffing services, which was 24.2 percent compared to 20.7 percent last year. Gross margin in program and consulting services was constrained by a seasonally higher mix of less-profitable services, most notably flu shots, and the addition during the quarter of full-time screening and health-coaching personnel tied to future revenue streams.
Conference Call
Health Fitness Corporation will host a conference call today, March 5, 2008, at 2:00 p.m. Pacific (5:00 p.m. Eastern). Participating in the call will be Gregg Lehman, Ph.D., president and chief executive officer, and Wes Winnekins, chief financial officer. To listen to the call from the U.S., dial 1-877-857-6161; internationally, dial 1-719-325-4804. A replay of the call will be available until Wednesday, March 19, 2008, 8:00 p.m. EST. To access the replay from the U.S., dial 1-888-203-1112 and enter passcode 9254603, from outside the U.S., dial 1-719-457-0820 and enter passcode 9254603. The call will also be broadcast live over the Internet and accessible through the Investor Relations section of the company’s Website at www.hfit.com, where the call will be archived for 30 days.
About Health Fitness Corporation
Health Fitness Corporation is a leading provider of integrated employee health and productivity management solutions to Fortune 500 companies, the health care industry and individual consumers. Serving clients for more than 30 years, Health Fitness Corporation partners with employers to effectively manage their health care and productivity costs by improving individual health and well-being. Health Fitness Corporation serves more than 300 clients globally via on-site management and remotely via Web and telephonic services. Health Fitness Corporation provides a complete portfolio of health and fitness management solutions including a proprietary health risk assessment platform, screenings, EMPOWERED™ Health Coaching and delivery of health improvement programs. Health Fitness Corporation employs more than 3,000 health and fitness professionals in national and international locations who are committed to the company’s mission of “improving the health and well-being of the people we serve.” For more information on Health Fitness Corporation, visit www.hfit.com.
Forward Looking Statements
Certain statements in this release, including, without limitation, management’s belief that the Company carries significant momentum into 2008 and is poised to expand revenue and margin levels in 2008 and beyond, management’s belief that strategies implemented during 2007 will translate into a stronger platform of health and fitness management offerings going forward, management’s belief that the current level of RFP activity, when combined with our revenue backlog, positions us for growth acceleration in 2008, and management’s belief that the Company will be increasingly successful at leveraging its base of fitness management customers for health management business, are forward-looking statements. In addition, the estimated annualized revenue value of our new and lost customers is a forward looking statement, which is based upon an estimate of the anticipated annualized revenue to be realized or lost. Such information should be used only as an indication of the activity we have recently experienced in our two business segments. These estimates, when considered together, should not be considered an indication of the total net, incremental revenue growth we expect to generate in 2007 or in any year, as actual net growth may differ from these estimates due to actual staffing levels, participation rates and service duration, in addition to other revenue we may lose in the future due to customer termination. Any statements that are not based upon historical facts, including the outcome of events that have not yet occurred and our expectations for future performance, are forward-looking statements. The words “potential,” “believe,” “estimate,” “expect,” “intend,” “may,” “could,” “will,” “plan,” “anticipate,” and similar words and expressions are intended to identify forward-looking statements. Such statements are based upon the current beliefs and expectations of our management. Actual results may vary materially from those contained in forward-looking statements based on a number of factors including, without limitation, our inability to deliver the health management services demanded by major corporations and other clients, our inability to successfully cross-sell health management services to our fitness management clients, our inability to successfully obtain new business opportunities, our failure to have sufficient resources to make investments, our ability to make investments and implement strategies successfully, continued delays in obtaining new commitments and implementing services, and other factors disclosed from time to time in our filings with the U.S. Securities and Exchange Commission including our Form 10-K for 2006 as filed with the SEC. You should take such factors into account when making investment decisions and are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. We undertake no obligation to update any forward-looking statements.
Financial tables follow...
CONTACTS
Wes Winnekins, CFO
Health Fitness Corporation
(952) 897-5275
David Heinsch
Padilla Speer Beardsley
(612) 455-1768

HEALTH FITNESS CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE QUARTERS AND YEARS ENDED DECEMBER 31, 2007 AND 2006 (Unaudited)

	Q4 2007	Q4 2006	2007	2006
REVENUE	$19,235,793	$17,095,769	$69,958,051	$63,578,540

COSTS OF REVENUE	14,044,969	12,508,307	50,317,174	45,947,956

GROSS PROFIT	5,190,824	4,587,462	19,640,877	17,630,584

OPERATING EXPENSES
Salaries	2,949,641	2,357,232	10,769,048	8,544,885
Other selling, general and administrative	1,831,851	1,569,254	6,840,621	5,040,709
Amortization of trademarks and other intangible assets	42,770	55,560	171,081	368,618

Total operating expenses	4,824,262	3,982,046	17,780,750	13,954,212

OPERATING INCOME	366,562	605,416	1,860,127	3,676,372

OTHER INCOME (EXPENSE)
Interest expense	(12,400)	(1,681)	(35,771)	(7,512)
Change in fair value of warrants	—	—	—	841,215
Other, net	(6,771)	2,114	(8,627)	9,646

EARNINGS BEFORE INCOME TAXES	347,391	605,849	1,815,729	4,519,721

INCOME TAX EXPENSE	139,334	142,300	905,978	1,495,184

NET EARNINGS	208,057	463,549	909,751	3,024,537

Deemed dividend to preferred shareholders	—	—	—	1,576,454
Dividend to preferred shareholders	—	—	—	96,410

NET EARNINGS APPLICABLE TO COMMON SHAREHOLDERS	$208,057	$463,549	$909,751	$1,351,673

NET EARNINGS PER COMMON SHARE:
Basic	$0.01	$0.02	$0.05	$0.07
Diluted	0.01	0.02	0.04	0.03

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
Basic	19,887,125	19,085,789	19,685,980	18,023,298
Diluted	20,828,832	19,823,346	20,657,438	18,772,675

HEALTH FITNESS CORPORATION
CONSOLIDATED BALANCE SHEETS
DECEMBER 31, 2007 AND 2006 (Unaudited)

	2007	2006
ASSETS

CURRENT ASSETS
Cash	$1,946,028	$987,465
Trade and other accounts receivable, less allowances of $243,300 and $283,100	14,686,879	12,404,856
Inventory	569,458	326,065
Prepaid expenses and other	226,891	375,824
Deferred tax assets	406,367	217,476

Total current assets	17,835,623	14,311,686

PROPERTY AND EQUIPMENT, net	1,400,570	767,675

OTHER ASSETS
Goodwill	14,546,250	14,509,469
Software technology, less accumulated amortization of $795,100 and $370,200	1,734,920	1,658,575
Trademark, less accumulated amortization of $345,500 and $246,300	147,561	246,809
Other intangible assets, less accumulated amortization of $241,700 and $166,500	287,334	362,528
Deferred tax assets	—	437,010
Other	9,807	24,597

	$35,962,065	$32,318,349

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES
Trade accounts payable	$2,121,154	$1,811,939
Accrued salaries, wages, and payroll taxes	4,011,580	3,249,424
Accrued acquisition earnout	—	1,475,000
Other accrued liabilities	1,187,045	120,044
Accrued self funded insurance	333,724	201,053
Deferred revenue	1,722,254	1,663,121

Total current liabilities	9,375,757	8,520,581

DEFERRED TAX LIABILITY	108,623	—

LONG-TERM OBLIGATIONS	—	—

COMMITMENTS AND CONTINGENCIES	—	—

STOCKHOLDERS’ EQUITY
Common stock, $0.01 par value; 50,000,000 shares authorized; 19,928,590 and 19,220,217 shares issued and outstanding at December 31, 2007 and 2006	199,285	192,202
Additional paid-in capital	29,350,211	27,565,901
Accumulated comprehensive income from foreign currency translation	(56,413)	(35,186)
Accumulated deficit	(3,015,398)	(3,925,149)

	26,477,685	23,797,768

	$35,962,065	$32,318,349